UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-222126

REGISTRATION STATEMENT NO. 333-237744

REGISTRATION STATEMENT NO. 333-263062

UNDER

THE SECURITIES ACT OF 1933

BEST Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2nd Floor, Block A, Huaxing Modern Industry Park No. 18 Tangmiao Road, Xihu District, Hangzhou Zhejiang Province 310013 People’s Republic of China

(Address of principal executive offices, including zip code)

2008 Equity and Performance Incentive Plan

2017 Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gloria Fan Chief Financial Officer 2nd Floor, Block A, Huaxing Modern Industry Park No. 18 Tangmiao Road, Xihu District, Hangzhou Zhejiang Province 310013 People’s Republic of China +86-571-88995656	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to:

(i)	the registration statement on Form S-8 (File No. 333-222126), which was filed with the Securities and Exchange Commission (the “Commission”) by BEST Inc., a company established under the laws of the Cayman Islands (the “Company”), on December 18, 2017 to register an aggregate of 20,204,684 Class A ordinary shares, par value US$0.01 per share (the “Class A Ordinary Shares”), of the Company, issuable under the Company’s 2008 Equity and Performance Incentive Plan (the “2008 Plan”) and an aggregate of 9,969,500 Class A Ordinary Shares issuable under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”);

(ii)	the registration statement on Form S-8 (File No. 333-237744), which was filed with the Commission by the Company on April 17, 2020 to register an aggregate of 10,025,938 Class A Ordinary Shares issuable under the 2017 Plan; and

(iii)	the registration statement on Form S-8 (File No. 333-263062), which was filed with the Commission by the Company on February 28, 2022 to register an aggregate of 5,569,407 Class A Ordinary Shares issuable under the 2017 Plan (collectively, the “Registration Statements”).

This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statements and issuable under the 2008 Plan and the 2017 Plan.

On March 7, 2025, pursuant to the agreement and plan of merger dated June 29, 2024 (the “Merger Agreement”) among the Company, BEST Global Partners and Phoenix Global Partners (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statements. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China on March 7, 2025.

BEST Inc.

By:	/s/ Shao-Ning Johnny Chou
	Name:	Shao-Ning Johnny Chou
	Title:	Chairman and Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BEST Inc. has signed this Post-Effective Amendment to the Registration Statements in New York, New York on March 7, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

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